Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mobile Mini, Inc. 2006 Equity Incentive Plan of our reports dated March 14, 2006, with respect to the consolidated financial statements and schedule of Mobile Mini, Inc., Mobile Mini, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Mobile Mini, Inc. included in its Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, Arizona
August 11, 2006